Exhibit (p)(22)

CODE OF ETHICS

Dated: 09/30/2015

Background

As an investment adviser, CIP has a fiduciary duty to its clients that requires more than honesty and good faith alone. CIP’s fiduciary responsibilities impose on CIP an affirmative duty to act solely in the best interests of the client and to make full and fair disclosure of all material facts, particularly where CIP’s interests may conflict with the client’s. It means that the Company has an affirmative duty of loyalty to its clients which means, in plain English, that the Company must always act in the best interests of clients and deal fairly with them. Pursuant to this duty, CIP’s conduct may be measured against a higher standard of conduct than that used for mere commercial transactions.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons.

Rule 17j-1 under the Investment Company Act of 1940 (“IC Act”) is analogous to Rule 204A-1, but also requires, among other things, that the board of a registered investment company (“RIC”) approve the code of ethics and that periodic reports and certifications be provided to the board concerning the operation of the code of ethics and any material violations that occur.

Policies and Procedures

Fiduciary Principles and Compliance with the Federal Securities Laws

CIP has adopted the following fiduciary principles that both the Company and its supervised persons must comply with at all times.

1.	Disinterested Advice. The Company must provide advice that is in the client’s best interest and neither CIP nor any of its supervised persons may place their interests ahead of any client's interests under any circumstances. Supervised persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting CIP’s services, and engaging in other professional activities.

2.	Written Disclosures. Both the Brochure (Form ADV, Part 2A) and the Company’s Advisory Services Agreement must include language detailing all material facts regarding the Company,

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the advisory services rendered, compensation and conflicts of interest. It is the responsibility of the CCO to establish procedures designed to ensure that all clients are provided with these documents and that they contain the proper disclosure language.

3.	Oral Disclosures. Where circumstances may require oral disclosures to be provided to clients, the CCO shall determine the proper manner in which to phrase and otherwise make such disclosures, as well as establish procedures for monitoring compliance.

4.	Conflicts of Interest. Supervised persons must disclose any potential or actual conflicts of interest when dealing with clients. For example, if investment advice includes transaction recommendations that would be executed through the Company or an affiliate of the Company, then the advice given would be subject to a potential conflict of interest. Neither CIP, nor any supervised person should ever benefit at the expense of any client. Please refer to the Conflicts of Interest section below for further policies and procedures in this area.

5.	Confidentiality. Client records and financial information must be treated with strict confidentiality. Under no circumstances should any such information be disclosed to any third party that has not been granted a legal right from the client to receive such information.

6.	Fraud. Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and misappropriation of client funds.

7.	Fiduciary Obligations. The Company and its supervised persons are subject to the following specific fiduciary obligations when dealing with clients:

a.	The duty to have a reasonable, independent basis for its investment advice;

b.	The duty to obtain best execution for a client's securities transactions if the Company determines or recommends the broker used;

c.	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs, and circumstances; and

d.	A duty to be loyal to clients.

All supervised persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow supervised persons. In addition, CIP and its supervised persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets.

In addition, CIP supervised persons who may be officers of a RIC must also abide by that company’s code of conduct.

Administration of the Code of Ethics

The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO or his designee. Supervised persons must cooperate to the fullest extent reasonably

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requested by the CCO to enable (i) CIP to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

CIP utilizes www.mycomplianceoffice.com (“MCO”) to generate quarterly Personal Transaction Reports and Account and Holding Reports, and employees use software to attest to the accuracy of the above-referenced reports.

In addition, MCO is used to distribute CIPs Compliance Questionnaire and COE/Compliance Manual annually. Employees utilize MCO to complete the questionnaire and attest to receipt of and adherence to the COE and Compliance Manual.

Reporting Violations

Supervised persons are generally expected to discuss any perceived risks, or concerns about CIP’s business practices, with their direct supervisor. However, if a supervised person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Improper actions by CIP or its supervised persons could have severe negative consequences for CIP, its clients and its supervised persons. Impropriety, or even the appearance of impropriety, could negatively impact all supervised persons, including people who had no involvement in the problematic activities.

Supervised persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO; any problems identified during the review will be addressed in ways that reflect CIP’s fiduciary duty to its clients. If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to CIP’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, CIP will report its findings to the RIC’s board pursuant to Rule 17j-1.

A supervised person’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any supervised person who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If a supervised person believes that he or she has been retaliated against, he or she should notify the CCO or a member of the Board directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action. All disciplinary responses to violations of the Code of Ethics shall be administered by the CCO, subject to approval, as applicable, by the Operating Committee or Board of Directors of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis, subject to the following specific policies:

•	Supervised persons who violate the Pre-Clearance Procedures described below may have personal trading privileges under these Personal Securities Transactions policies and procedures

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suspended for three months following the discovery of the violation, and may face further discipline for repeated violations; and

•	Supervised persons who fail to timely submit required personal securities trading reports to the CCO as described below may have personal trading privileges under these Personal Securities Transactions policies and procedures suspended for three months, and may face further discipline for repeated violations.

Violations may also subject a supervised person to civil, regulatory or criminal sanctions. No supervised person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against him or her self. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

CIP will distribute this Manual, which contains the Company’s Code of Ethics, to each supervised person upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual. All supervised persons must acknowledge that they have received, read, understood, and agree to comply with CIP’s policies and procedures described in this Manual, including this Code of Ethics.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including CIP, supervised persons, and current or prospective clients. Any failure to identify or properly address a conflict can have severe negative repercussions for CIP, its supervised persons, and/or clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

CIP’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so supervised persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve CIP and/or its supervised persons on one hand, and clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of clients over the interests of CIP and its supervised persons. If a supervised person believes that a conflict of interest has not been identified or appropriately addressed, that supervised person should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more clients have been unfairly disadvantaged. Supervised persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between clients has not been appropriately addressed.

Whistleblower Procedures

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, CIP has adopted the following procedures for receiving and reviewing whistleblower complaints.

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Processing and Investigating Complaints

All supervised person complaints concerning violations of the Advisers Act or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority should be reported to the CCO. CIP encourages supervised persons to submit complaints to the firm before contacting the SEC or other regulatory agencies. This will give CIP the opportunity to begin investigating the problem as quickly as possible and may increase the amount of the award given to the whistleblower. Complaints may be reported anonymously, however, the CCO will request that the supervised person put the complaint in writing, and include the exact nature, scope and breadth of the accusation.

Once the CCO has received a complaint, the CCO will notify the CIP’s Board of Directors, which will quickly investigate the complaint by obtaining all relevant documents and interviewing the appropriate personnel. If the whistleblower is identifiable, the committee will continually keep the whistleblower informed as to the progress of the investigation but will maintain confidentiality. After the Board of Directors has reviewed the complaint, the board will determine the appropriate action to take to remedy the situation. CIP will maintain records which contain all the information submitted with the complaint and a report or memorandum detailing the investigation and the actions taken by the advisory committee as a result of the complaint.

Sixty days after a supervised person files a complaint, the CCO will follow up with the supervised person to ensure the supervised person has not been retaliated against. If the supervised person reports retaliation, the CCO should initiate a follow up investigation by repeating the same procedure as above. If the retaliation was caused by an individual involved in the original review process, that individual will not be involved in the retaliation investigation.

To track supervised person retaliation, CIP will maintain a confidential record keeping system that will enable it to track the employment history of those supervised persons who have filed whistleblower complaints so that CIP can track whether those supervised persons were treated fairly. This record keeping system will also be used to ensure that the anti-retaliation protections are not being abused by any supervised persons of CIP.

Retaliation Prohibited

CIP will not discharge or in any other way discriminate against any supervised person because the supervised person, whether at the initiative of the supervised person or in the ordinary course of the duties of the supervised person, has:

1.	Provided, caused to be provided, or is about to provide, information to CIP, the SEC, any state securities authority, or any other state, local, or federal government authority or law enforcement agency in relation to any violation of the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority;

2.	Testified or will testify in any proceeding resulting from the administration or enforcement of any provision of the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority;

3.	Filed, instituted, or caused to be filed or instituted any proceeding under the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority; or

4.	Objected to, or refused to participate in, any activity, policy, practice, or assigned task that the supervised person reasonably believed to be in violation of the Advisers Act, or any other

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provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority.

CIP will not tolerate any retaliation against supervised persons for reporting complaints. If any supervised person of CIP believes that he or she has been discharged or otherwise discriminated against by CIP or any of CIP’s supervised persons that supervised person may file a complaint with the Secretary of Labor alleging discharge or discrimination and identifying the individual responsible for such act. The complaint will be filed not later than 180 days after the date on which such violation occurs.

Personal Securities Transactions

Supervised person trades should be executed in a manner consistent with our fiduciary obligations to our clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Supervised person trades must not be timed to precede orders placed for any client, nor should trading activity be so excessive as to conflict with the supervised person’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each RIC’s CCO of such change and ensure that the change is approved by each RIC’s board no later than six months after the change is adopted. CIP uses duplicate statements and MyComplianceOffice (“MCO”) to compare and review personal securities transactions direct-fed to MCO.

Accounts Covered by the Policies and Procedures

CIP’s Personal Securities Transactions policies and procedures apply to all accounts owned or controlled by a supervised person, those accounts owned or controlled by members of the supervised person’s immediate family, including any relative by blood, marriage or domestic partnership living in the same household, and any account in which the supervised person has any beneficial interest, such as a trust. This includes, but is not limited to, accounts over which supervised persons have any beneficial ownership interest, such as accounts held by children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. These accounts are collectively referred to as “covered accounts”.

In the event that a supervised person has a ‘casual roommate’, as opposed to a fiancé or other domestic partner, the accounts of the roommate may be exempt from CIP’s Personal Securities Transactions policies and procedures, subject to the CCO’s determination. Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

It may be possible for supervised persons to exclude accounts held personally or by immediate family members sharing the same household if the supervised person does not have any direct or indirect influence or control over the accounts, or if the supervised person can rebut the presumption of beneficial ownership over family members’ accounts. However, you should consult with the CCO before excluding any accounts based upon these guidelines.

Reportable Securities

CIP requires supervised persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

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•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., as long as neither CIP nor any affiliate serves as the adviser or sub-adviser to the RIC;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by CIP or an affiliate.

Exchange-traded funds or ETFs are somewhat similar to open-end RICs. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in CIP’s Personal Securities Transactions policy.

Pre-clearance Procedures

Supervised person must have written clearance for all transactions involving Reportable Securities, which includes any participation in an IPO or Private Placement, before completing the transaction, subject to certain exemptions. CIP may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

No trading in Reportable Securities is allowed in any covered account until pre-clearance approval has been obtained. Approval is contingent upon the CCO determining that the contemplated transaction will raise no conflict of interest. A supervised person who wishes to place a trade in a covered account shall complete a Pre-Clearance Request Form and submit it to the CCO or his designee. The CCO shall indicate on the form both the date and the time he processes the request. The requested trade must be executed no later than 4:00 p.m. on the trading day following the request. If the trade is not placed or is placed but not executed within this time period, a new Pre-Clearance Request Form must be processed.

Pre-clearance is not required for:

•	any non-Reportable Securities;

•	securities held in supervised person accounts managed by CIP and in accordance with the management decisions made on behalf of model portfolios;

•	covered accounts over which a supervised person has no discretion, if the supervised person:

o	provides to the CCO a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;

o	certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and

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o	ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Adviser (or direct-fed to MCO).

•	transactions within an automatic reinvestment plan; and

•	securities not included on the Restricted List (defined below).

•	Trades in Reportable Securities that meet the De Minimis Exemption.

CIP maintains a Restricted List of securities held in client accounts, or under consideration to inclusion in client accounts. When any security is held in model portfolios or is under consideration for inclusion in a model portfolio, it will be placed on the Restricted List, which is available to all supervised persons. This Restricted List is updated on a weekly basis as a result of decisions made in the Investment Team meetings.

The CCO will not pre-clear any personal transactions that are associated with any issuers on the Restricted List unless the trade meets the De Minimis Exemption. Supervised persons are responsible for ensuring that covered securities purchased or sold in their covered accounts are either properly pre-cleared or are not on the Restricted List.

Black-out Periods

Trades in a covered account in any Reportable Security, including options on such underlying securities, within 3 calendar days before or 1 calendar day after any across the board client account trades are prohibited. Compliance with these black-out windows will be reviewed by the CCO or designee as part of the quarterly review of supervised persons’ quarterly transaction reports.

The following are exemptions from the black-out period requirement:

•	De Minimis Exemption. Trading 1,000 or fewer shares of a Reportable Security is not subject to the black-out trading restriction nor is it subject to pre-clearance.

•	Same Day Trade Exemption. If a supervised person requests to make a trade in the same security on the same day through the same broker as one or more client accounts, the trade may be made as part of an aggregated block trade with such client accounts (through the broker). These broker-specific blocks will be placed by the trader in a particular sequence that rotates on a per trade basis to ensure that, over time, no group of clients is disadvantaged by the timing of the executions. When such trades are completed, the prices for each broker-specific block of trades will be separately averaged, and all accounts that traded through a particular broker will receive the same price. Commissions will be charged to each account (including any participating supervised person accounts) in accordance with the broker’s policy; provided, however, that if the entire block receives a single commission then the commission shall be apportioned pro rata among all participating accounts.

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Reporting

CIP must collect information regarding the personal trading activities and holdings of all supervised persons, who are responsible for submitting quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, supervised persons must report all Reportable Securities transactions in securities accounts not otherwise excluded from reporting. Supervised persons must also report any accounts opened during the quarter that hold any securities (including Securities excluded from the definition of a Reportable Security). Reports regarding securities transactions and newly opened accounts must be submitted to the CCO via duplicate statements within 30 days of the end of each calendar quarter. If a supervised person did not have any transactions or account openings to report, this should be indicated within 30 days of the end of each calendar quarter. Each supervised person must also acknowledge that they have complied with the Adviser’s trading policies in this Code of Ethics and applicable federal and state law in all respects.

If no broker-dealer is involved in a trade (unbrokered trades) by a supervised person, he or she shall provide a transaction report within 10 days of the trade.

Holdings Reports

Supervised persons must periodically report the existence and holdings of any account that holds any securities (including securities excluded from the definition of a Reportable Security). Initial reports regarding all securities accounts and holdings must be submitted to the CCO through duplicate statements within 10 days of an individual first becoming a supervised person. Initial reports must be current as of a date no more than 45 days prior to the date that the person became a supervised person. Any securities not appearing on an attached account statement must be reported directly to the CCO.

Quarterly, supervised persons must report all securities accounts and holdings. Such reports regarding securities accounts and holdings must be submitted to the CCO through duplicate statements within 30 days of the end of each calendar quarter. Any securities not appearing on an attached account statement must be reported directly to the CCO.

All holdings reports, both initially and quarterly, must include the title (symbol or CUSIP), number of shares, and principal amount of each security, along with the name of the broker-dealer or bank holding the account. Each holding report must include the date of submission by the supervised person, and the information cannot be older than 30 days before submission of the report. To the extent that this information is also present within the quarterly transaction report submission to the CCO, supervised persons will not be required to submit a separate holdings report.

If a supervised person does not have any securities holdings and/or accounts to report, this should be indicated within 10 days of becoming a supervised person and within 30 days of the end of each calendar quarter.

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Exceptions from Transaction Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, supervised persons are not required to submit:

•	Quarterly reports for any transactions effected pursuant to an automatic investment plan; or

•	Quarterly reports for any non-Reportable Securities transactions.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the automatic investment plan.

Personal Trading and Holdings Reviews

CIP’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with personal trading activities. Accordingly, the CCO or a designee will closely monitor investment patterns within covered accounts and will compare personal trading with clients’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

Prohibited and Restricted Transactions

As a matter of policy, short sales in covered accounts of any securities held long in client accounts are prohibited. In addition, purchases and sales of restricted securities issued by public companies are generally prohibited, unless the CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest. Finally, short-term trading by supervised persons in their personal accounts, while not strictly prohibited, is discouraged.

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from these restrictions on a case-by-case basis. Any request for such consideration must be submitted by the supervised person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.

Disclosure of the Code of Ethics

CIP will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for CIP’s Code of Ethics should be directed to the CCO.

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Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, and agreed to abide by CIP’s Compliance Manual, which includes CIP’s Code of Ethics, including, without limitation:

1.	I agree to disclose all securities holdings in which I have or a member of my immediate family or household has a beneficial interest.
2.	I will obtain any pre-clearance for transactions as required under the Code for securities transactions in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.
3.	I will report, on a quarterly basis, all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements or for which I have received an exception in writing from the CCO.

I understand that any questions about CIP’s Manual (including the Code) should be directed to the CCO.

Print Name:

Signature:

Date:

Note: All supervised persons must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

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Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

	Question	Yes	No
1.	Are you or any members of your immediate family employed by a financial services company other than CIP, or by a company that provides products or services to CIP?
2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3.	Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to CIP?
4.	Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any client?

5.	Are you or any members of your immediate family employed by any government?
6.	Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not- for-profit organizations)?
7.	Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving CIP, you or your immediate family members and any client?
8.	Have you complied with CIP’s requirements regarding the disclosure and approval of outside business activities?
9.	Are you aware of any potentially material non-public information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)
10.	Have you improperly transmitted proprietary information between CIP and any prior employers or other individuals or entities?
11.	Have you reported all of the political contributions that you made in the past

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		Question	Yes	No
two years?
12.	In the past 10 years, have you been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:
	•	Felony
	•	Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?
13.	Are any felony or misdemeanor charges, as described above, currently pending?
14.	In the past 10 years, has the SEC or the CFTC found you:
	•	To have made a false statement or omission?
	•	To have been involved in a violation of SEC or CFTC regulations or statutes?
	•	To have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?
15.	In the past 10 years, has the SEC or the CFTC:
	•	Entered an order against you in connection with investment-related activity?
	•	Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?
16.	In the past 10 years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you to have:
	•	Made a false statement or omission, or been dishonest, unfair, or unethical?
	•	Been involved in a violation of investment-related regulations or statutes?
	•	Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?
17.	In the past 10 years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:
	•	Entered an order against you in connection with an investment-related activity?
	•	Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?
18.	In the past 10 years, has any self-regulatory organization or commodities exchange found you to have:
	•	Made a false statement or omission?
	•	Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

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	Question	Yes	No
• Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?
19.	In the past 10 years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?
20.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?
21.	In the past 10 years, has any domestic or foreign court:
• Enjoined you in connection with any investment-related activity?
• Found that you were involved in a violation of investment-related statutes or regulations?
• Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?
22.	Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?
New supervised persons should skip the remaining questions and explain any marks in shaded boxes below the table.
23.	During the past 12 months, have you reported all personal securities transactions, accounts and holdings in accordance with CIP’s reporting policies?
24.	During the past 12 months, have you obtained, to the extent required by the Code of Ethics, pre-clearance for all transactions, including those in IPOs or private placements?
25.	During the past 12 months, have you reported gifts and entertainment in accordance with CIP’s reporting policies?
26.	During the past 12 months, have you traded on or improperly transmitted any material non-public information?
27.	During the past 12 months, have you become aware of any violation of CIP’s Code of Ethics that you did not disclose to the CCO?
28.	To the best of your knowledge, during the past 12 months, has have you complied with the Company’s written policies and procedures?

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Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Signature:

Date:

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Trade Pre-clearance Form

(To be used only when MyComplianceOffice.com in not available)

The covered person submitting this request shall complete the following section in its entirety:

PRINT NAME	BENEFICIAL OWNER NAME	DATE

# of Shares/	Name of Security	Buy or	Description	Ticker	List Broker AND Account Number
Principal Amt		Sell	(e.g., Common Stock)	Symbol

As applicable, please indicate the following:

☐	The above transaction complies with the de minimis exemption from the Black-out Period Restriction on Trading set forth in the Company’s Code of Ethics, because the transaction involves 1,000 or fewer shares and the issuer has a market capitalization of at least $1 billion. I have attached written documentation evidencing the market capitalization.

☐	The above transaction complies with the “Same Day Trade” exemption from the Black-out Period Restriction on Trading set forth in the Company’s Code of Ethics, because the transaction would be a trade in the same security on the same day through the same broker as client accounts as part of an aggregated block trade with client accounts through the broker.

BY SIGNING BELOW, I HEREBY CERTIFY THAT ALL OF THE INFORMATION IN THIS REQUEST FOR PERMISSION TO ENGAGE IN THE ABOVE DESCRIBED TRANSACTION IS TRUE TO THE BEST OF MY KNOWLEDGE, AND I FURTHER REPRESENT THAT, IF MY REQUEST IS APPROVED, I HAVE DIRECTED MY BROKERAGE FIRM TO PROVIDE A COPY OF A CONFIRMATION OR STATEMENT DETAILING THE REQUESTED TRANSACTION(S) TO THE CCO.

SIGNATURE	PRINT NAME

The Chief Compliance Officer (or other designated appropriate Adviser official) shall complete the following section and approve or decline permission for the proposed transaction:

1.	(a)	Has any client account traded the security during the last 3 calendar days or does any client account plan to trade the security in the next (1) calendar day?	YES ☐ YES ☐	NO ☐ NO ☐

	(b)	Does this trade qualify for the “de minimis” exemption described in the Code of Ethics?	YES ☐	NO ☐

	(c)	Does this trade qualify for the “Same Day Trade” exemption from the black-out period, as described in the Code of Ethics?

2.	Does the proposed trade involve an initial public offering?		YES ☐	NO ☐

3.	(a)	Does the proposed trade involve an option trade?	YES ☐	NO ☐
	(b)	If yes, has any client account traded the security (or, if an option, the underlying security) during the last 3 calendar days or does any client	YES ☐	NO ☐

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account plan to trade the security in the next 3 calendar days?

4.	Does the proposed trade involve a short sale transaction?	YES ☐	NO ☐

5.	Does the proposed trade involve the purchase of restricted shares of a public company?	YES ☐	NO ☐

6.	Does the proposed transaction involve a private placement or hedge fund investment (if YES, then provide written detail regarding the company and the amount of your investment and attach it to this form)?	YES ☐	NO ☐

7.	If you would own a beneficial interest in more than 5% of the outstanding voting securities of the issuer after executing the requested transaction, then state the total beneficial interest you will own in the company's voting securities after this purchase:	__________%

PERMISSION (please check one): Granted ☐	Denied ☐	TRADING REPRESENTATIVE TIME STAMP (Permission, if granted, good until 4:00 of trading day following approval date):

Chief Compliance Officer, or approved designee

Signature of individual placing trade

Date, time processed
Date, time of trade

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Quarterly Reporting Form: New Accounts

(To be used only when MyComplianceOffice.com in not available.)

For the Quarter Ended:______________________

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all securities accounts opened during the calendar quarter noted above in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in securities accounts of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

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Quarterly Personal Trading Report and Compliance Acknowledgement

(To be used only when MyComplianceOffice.com in not available.)

Reporting Period:	to	Due Date:

Pursuant to CIP’s Code of Ethics, you are required to arrange for brokerage statements (“Brokerage Reports”) to be sent to the CCO for accounts in which you have a direct or indirect interest or control (including accounts of your spouse or minor children) (your “Covered Accounts”). Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Please answer the following questions with respect to your trading and the attached Brokerage Reports:

Were any trades conducted in the Accounts during the Reporting Period?

______Yes                 ____No

For accounts held outside CIP and if reportable trades were executed during the reporting period, please complete the SEC Purchase and Sale Blotter Template.xls. You may locate this file at \\Server\public\Compliance\Code of Ethics\Personal Trading\Quarterly Transaction Reports

Forward your completed SEC Purchase and Sale Blotter to compliance@cornerstone-ip.com by the due date referenced above. Electronic versions are acceptable only.

For accounts within CIP, Compliance will attach your SEC Purchase and Sale Blotter.

By signing below, I hereby represent that:

(i)	I have read and understand the Code of Ethics, including its Personal Securities Transactions policies and procedures;
(ii)	This report documents every trade conducted in any Covered Accounts in which I have a direct or indirect interest or control during the Reporting Period;
(iii)	I have directed that duplicate Brokerage Reports be sent to the CCO for all brokerage accounts in which I have a direct or indirect interest or control; and
(iv)	I followed CIP’s Personal Securities Transactions policies and procedures (including the Preclearance Procedures) and did not violate any provision of the Code of Ethics during the Reporting Period.

Print Name

Signature	Date

Reviewer:
	Signature	Print Name	Date**Transactions	in

non-Reportable Securities do not need to be reported in this Quarterly Personal Trading Report and Compliance Acknowledgement.

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Periodic Holdings Reporting Form: Accounts

(To be used only when MyComplianceOffice.com is not available.)

Regulations require that you disclose information to your employer regarding your personal investment activity. Please list all brokerage accounts you currently own, exercise control over or in which you have any direct or indirect beneficial interest (see Code of Ethics or discuss with CCO for clarification). Attach additional page(s) if necessary. Please attach a copy of the most recent statement of each (must be dated within 45 days of your signature below). Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the securities accounts in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in securities accounts of immediate family members living in the same household.

Deliver to the CCO or designee within 10 days of becoming associated with CIP, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

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Periodic Holdings Reporting Form: Reportable Securities

(To be used only when MyComplianceOffice.com is not available.)

For any securities not held in a brokerage account listed in the Periodic Holdings Reporting Form: Accounts (i.e., held in certificate or other form), please complete information on such securities holdings below.

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all reportable security holdings in which I have a beneficial interest, to the extent not reported on the Periodic Holdings Reporting Form: Accounts. I understand that I am presumed to have a beneficial interest in securities holdings of immediate family members living in the same household.

Deliver to the CCO or designee within 10 days of becoming associated with CIP, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

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